Exhibit 99.1

PRESS RELEASE
DOLLAR TREE STORES, INC. REPORTS FOURTH QUARTER EARNINGS PER SHARE OF $1.04
AND FISCAL YEAR EARNINGS PER SHARE OF $2.09

CHESAPEAKE, Va. – February 27, 2008 – Dollar Tree Stores, Inc. (NASDAQ: DLTR), the nation's leading operator of single price point dollar stores, reported earnings per share of $1.04, for the fiscal fourth quarter ended February 2, 2008.  Last year, the Company reported earnings of $0.96 per share for the 14-week fiscal fourth quarter ended February 3, 2007.  Last year’s fourth quarter included 14 weeks, commensurate with the 53-week retail calendar.  The extra week contributed approximately $0.07 earnings per share to the fourth quarter last year.

As previously reported, sales for the quarter were $1.30 billion, a 5.0% increase compared to the $1.24 billion in the comparable 13-weeks of the fourth quarter last year.  Total sales for the 14-week fourth quarter last year were $1.32 billion.

“Our business fundamentals are sound,” said President and CEO Bob Sasser.  “The outstanding value that we offer continues to make Dollar Tree extremely relevant to the customer in the face of the current economic environment and we have continued to manage costs, increase margins and grow sales and earnings per share.”

For the fourth quarter 2007, gross margin was 35.8%, a 10 basis-point improvement from 35.7% in the fourth quarter last year.  The rate expansion reflects continued improvement in merchandise margin, driven primarily by an increased mix of higher margin general merchandise and improvements in sourcing, which more than offset the loss of leverage in occupancy cost resulting from last year’s fourth quarter having 14 weeks of sales.

Selling, general and administrative expenses, as a percentage of sales, were 23.9% in the fourth quarter of 2007.  The rate was unchanged from the same quarter last year, reflecting Dollar Tree’s continued focus on expense control, process efficiency and lower depreciation compared with last year.

Operating margin in this year’s fourth quarter was 11.9%, a 10 basis-point improvement versus 11.8% for the fourth quarter 2006.

For the year, sales totaled $4.24 billion, a 6.9% increase over the 53-week fiscal 2006, on a comparable store sales increase of 2.7%.  Operating margin was 7.8%, level with the 7.8% reported for the 53-week fiscal 2006.  Diluted earnings per share were $2.09.

During the fourth quarter, the Company repurchased 3.4 million shares for $94.7 million and reduced its long-term debt by $85 million.

The Company recently enhanced its long-term debt structure, replacing the previous $450 million Revolving Credit Facility with a $300 million Revolving Credit Facility and a $250 million term loan.  The new structure provides greater flexibility and a more favorable LIBOR spread than the previous structure.

The Company estimates sales for the first quarter of 2008 to be in the range of $1.010 - $1.035 billion.  This includes the potential unfavorable impact of the early Easter this year.  Based on this sales forecast, diluted earnings per share are estimated to be in the range of $0.37 to $0.40.

For the full year, the Company estimates sales will range from $4.49-$4.62 billion.  The Company expects square footage growth of approximately 9% in 2008.

Fiscal year 2008 diluted earnings per share are forecast to be in the range of $2.17 to $2.35.  These estimates are exclusive of any impact from share repurchase activity in 2008.

On Wednesday, February 27, 2008, the Company will host a conference call to discuss its earnings results at 9:00 a.m. EST.  The telephone number for the call is 800-811-0667.  A recorded version of the call will be available until midnight Wednesday, March 5, and may be accessed by dialing 888-203-1112, and the access code is 4253255.  International callers may dial 719-457-0820 and the access code is 4253255. A webcast of the call will be accessible via Dollar Tree's website, www.DollarTree.com/medialist.cfm.

As of February 2, 2008, Dollar Tree operated 3,411 stores in 48 states.  For the year, Dollar Tree opened 240 stores, closed 48 stores, and expanded or relocated 102 stores.  The Company’s retail selling square footage totaled approximately 28.4 million at February 2, 2008, an 8.0% increase compared to a year ago.  The Company also operates a coast-to-coast logistics network of nine distribution centers.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS:  This press release contains "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward looking statements address future events, developments or results and typically use words such as believe, will, anticipate, expect, intend, plan, forecast, or estimate.  For example, our forward looking statements include statements regarding total and comparable-store sales and earnings for future periods, as well as our plans for square footage growth and share repurchase.  For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the "Risk Factors," "Business," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections in our Annual Report on Form 10-K filed April 4, 2007 and our Quarterly Report on Form 10-Q filed December 13, 2007.  In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could turn out to be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree Stores, Inc., Chesapeake
Timothy J. Reid
757-321-5284
www.DollarTree.com

DOLLAR TREE STORES, INC.
Condensed Consolidated Income Statements
(Dollars in millions, except per share data)

	13 Weeks	14 Weeks	52 Weeks	53 Weeks
	Ended	Ended	Ended	Ended
	Feb. 2,	Feb. 3,	Feb. 2,	Feb. 3,
	2008	2007	2008	2007

Net sales	$1,298.6	$1,318.9	$4,242.6	$3,969.4

Cost of sales	833.3	848.6	2,781.5	2,612.2

Gross profit	465.3	470.3	1,461.1	1,357.2
	35.8%	35.7%	34.4%	34.2%

Selling, general & administrative expenses	310.9	314.8	1,130.8	1,046.4
	23.9%	23.9%	26.7%	26.4%

Operating income	154.4	155.5	330.3	310.8
	11.9%	11.8%	7.8%	7.8%

Interest expense, net	3.6	2.1	10.5	7.9

Income before income taxes	150.8	153.4	319.8	302.9
	11.6%	11.6%	7.5%	7.6%

Income tax expense	56.1	55.8	118.5	110.9
Income tax rate	37.2%	36.4%	37.1%	36.6%

Net income	$94.7	$97.6	$201.3	$192.0
	7.3%	7.4%	4.7%	4.8%

Net earnings per share:
Basic	$1.04	$0.97	$2.10	$1.86
Weighted average number of shares	91.1	100.9	95.9	103.2

Diluted	$1.04	$0.96	$2.09	$1.85
Weighted average number of shares	91.3	101.5	96.4	103.8

DOLLAR TREE STORES, INC.
Condensed Consolidated Balance Sheets
(Dollars in millions)

	Feb. 2,	Feb. 3,
	2008	2007

Cash and cash equivalents	$40.6	$85.0
Short-term investments	40.5	221.8
Merchandise inventories	641.2	605.0
Other current assets	66.5	56.1
Total current assets	788.8	967.9

Property and equipment, net	743.6	715.3
Intangibles, net	147.8	146.6
Deferred tax assets	38.7	-
Other assets, net	68.8	52.4

Total assets	$1,787.7	$1,882.2

Current portion of long-term debt	$18.5	$18.8
Accounts payable	200.4	198.1
Other current liabilities	143.6	132.0
Income taxes payable, current	43.4	43.3
Total current liabilities	405.9	392.2

Long-term debt, excluding current portion	250.0	250.0
Income taxes payable, long-term	55.0	-
Other liabilities	88.4	72.3

Total liabilities	799.3	714.5

Shareholders' equity	988.4	1,167.7

Total liabilities and shareholders' equity	$1,787.7	$1,882.2

STORE DATA:
Number of stores open at end of period	3,411	3,219
Total selling square footage (in millions)	28.4	26.3

DOLLAR TREE STORES, INC.
Condensed Consolidated Statements of Cash Flows
(Dollars in millions)

	52 Weeks	53 Weeks
	Ended	Ended
	Feb. 2,	Feb. 3,
	2008	2007

Cash flows from operating activities:
Net income	$201.3	$192.0
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	159.3	159.0
Other non-cash adjustments	(27.5)	(10.1)
Changes in working capital	29.9	71.9
Total adjustments	161.7	220.8
Net cash provided by operating activities	363.0	412.8

Cash flows from investing activities:
Capital expenditures	(184.6)	(175.3)
Purchase of short-term investments	(1,119.3)	(1,044.4)
Proceeds from maturities of short-term investments	1,300.5	1,096.6
Purchase of Deals assets, net of cash acquired of $0.3	-	(54.1)
Purchase of restricted investments	(8.4)	(9.3)
Other	(6.6)	(4.2)
Net cash used in investing activities	(18.4)	(190.7)

Cash flows from financing activities:
Principal payments under long-term debt and
capital lease obligations	(0.6)	(0.6)
Borrowings from revolving credit facility	362.4	-
Repayments of revolving credit facility	(362.4)	-
Proceeds from stock issued pursuant to stock-based
compensation plans	71.6	40.3
Payments for share repurchases	(473.0)	(248.2)
Tax benefit of stock options exercised	13.0	5.6
Net cash used in financing activities	(389.0)	(202.9)
Net increase (decrease) in cash and cash equivalents	(44.4)	19.2
Cash and cash equivalents at beginning of period	85.0	65.8
Cash and cash equivalents at end of period	$40.6	$85.0

Return to Form 8K